UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

Clearant, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50309	912190195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 Lexington Park Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 479-4570

1801 Avenue of the Stars, Suite 435 Los Angeles, California 90067
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2010, Michael Bartlett was re-appointed Chairman of the Board of Directors (the “Chairman”) of the Company and was appointed Chief Executive Officer of the Company (the “CEO”) by the Board of Directors of the Company (the “Board”). Mr. Bartlett is to serve as the Chairman and as the CEO until such time as his successor is duly elected and qualified and appointed and qualified, respectively. Mr. Bartlett, 66, was appointed as a member of the Board on July 11, 2008, pursuant to a Subscription and Purchase Agreement between the Company and CPI Investments, Inc. (“CPI”) dated July 8, 2008, (as amended from time to time, the “Subscription Agreement”). Mr. Bartlett has served as the Company’s Chairman of the Board since December 9, 2008. Mr. Bartlett, 66, is also the Chairman and CEO of Centerpointe Investments, Inc., parent company of CPI Investments, Inc., and a significant investor in the Company, a position he has held since June 2008. Mr. Bartlett also served as President and Chief Executive Officer of Leisure Capital & Management, Inc., a financial advisor for private and public start-up and growth companies providing corporate leadership, strategic planning, capital structure, fundraising, project management, corporate sponsorships, marketing and government relations services since 1986. Mr. Bartlett was previously Senior Vice President of Universal Studios, Orlando, and headed up the development over a two year period as well as building several theme parks in Canada and the U.S.

On July 15, 2010, Rick D.S. Bohgan was appointed Vice President, Chief Operating Officer/General Manager and Treasurer of the Company by the Board (Mr. Bohgan is also a member of the Board and abstained from the vote on his appointment). Mr. Bohgan is to serve as Vice President, Chief Operating Officer/General Manager and Treasurer of the Company until such time as his successor is duly appointed and qualified. Mr. Bohgan, 31, is currently the President and Chief Operating Officer of Centerpointe Investments, Inc., parent company of CPI and a significant investor in the Company, a position he has held since August 2008. Mr. Bohgan has also served as a strategic business consultant to private and public companies since 2006 Mr. Bohgan has held senior management roles in banking and finance from 2004 to 2008with TD Canada Trust and Royal Bank of Canada. He received his Bachelors degree in Accounting and Finance with Honors from DeMonfort University in England in 2001. Under Mr. Boghan’s employment arrangement with the Company, Mr. Bohgan will receive an annual salary of $114,000 and will be eligible to participate in any executive compensation plans established by the Company. Mr. Bohgan is married to Gurdeep Bohgan, Secretary and Controller of the Company. Mr. Bohgan has been indirectly involved with Clearant for the past two years as President & Chief Operating Officer of Centerpointe Investments Inc. which allowed him to better understand the market Clearant is involved and the strategy required to help guide Clearant over the coming years. Mr. Bohgan has an in depth understanding of financial analysis, marketing, business development, operations, management, communication and investor relations.

On July 15, 2010, Gurdeep Bohgan was appointed Secretary and Controller of the Company by the Board. Mrs. Bohgan is to serve as Secretary and Controller of the Company until such time as his successor is duly elected and qualified. Mrs. Bohgan, 32, is currently the Controller of Centerpointe Investments, Inc. a significant investor in the Company, a position she has held since August 2007. Mrs. Bohgan is also President of Dee Bohgan & Associates Corp. Finance Inc., a corporate finance consulting firm she has operated since 2005. Under Mrs. Bohgan’s employment arrangement with the Company, Mrs. Bohgan will receive an annual salary of $75,000 and will be eligible to participate in any executive compensation plans established by the Company. Mrs. Bohgan is married to Rick D.S. Bohgan, Vice President and General Manager of the Company. Mrs. Bohgan is a Certified General Accountant in Canada. Mrs. Bohgan has been a Controller for the past four years for several companies in Transportation, Food & Beverage, Investments, Manufacturing and Services Industries.

Mr. Bartlett, Mr. Bohgan and Mrs. Bohgan hold Director positions with Centerpointe Investments, Inc., [parent company of CPI and a significant investor in the Company.

Item 8.01 Other Events.

On July 15, 2010, the Board approved the relocation of the Company’s principal office to 6001 Lexington Park, Orlando, Florida 32819.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2010
CLEARANT INC.

	By:	/s/ Michael Bartlett
Name: Michael Bartlett Title: Chairman and Chief Executive Officer